EXHIBIT 99.2

Alpha and Omega Semiconductor Limited

Prepared Remarks of Investor Conference Call

for the Quarter Ended September 30, 2016

November 3, 2016

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2017 first quarter financial results. This is So-Yeon Jeong, Investor Relations representative for the company. With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by GlobeNewswire today, November 3, 2016, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to Yifan, our CFO, to provide an overview of the first fiscal quarter financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon everyone and thank you for joining us. To begin, I will discuss financial results for the quarter. Then I’ll turn the call over to Mike, our CEO, who will review the company’s business highlights, and I will follow up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the September quarter reached a record high of $97.4 million, an increase of 6.5% from the prior quarter and an increase of 19.6% from the same quarter last year. Our new products continue to show growing momentum.

In terms of product mix, MOSFET revenue was $71.4 million, up 3.1% sequentially and 19.2% year-over-year. Power IC revenue was $23.0 million, up 19.9% from the prior quarter and up 31.3% from a year ago. Service revenue was approximately $2.9 million, flat compared to the prior quarter, and $4.0 million for the same quarter last year.

Regarding the segment mix, this quarter’s Computing segment represented 35.9% of the total revenue, Consumer 28.1%, Power Supply and Industrial 21.0%, Communications 11.8%, Service 3.0%, and others 0.2%. As a reminder, we had improved our segment tracking system in the March 2016 quarter to better reflect our evolving business trend.

Gross margin for the September quarter was 22.5%, as compared to 21.3% in the prior quarter and 18.5% for the same quarter last year. The increase in gross margin quarter-over-quarter was mainly driven by the higher factory utilization and the improved product mix.

Operating expenses for the quarter were $18.2 million, compared to $16.9 million for the prior quarter and $15.7 million for the same quarter last year. The increase in operating expenses quarter-over-quarter was due to higher SG&A expenses related to increased headcount and variable compensation in sales and marketing functions, and increased operating expenses associated with our Chongqing joint venture in G&A.

Income tax expense was $1.2 million for the quarter as compared to $0.6 million for the prior quarter, and $1.2 million for the same quarter last year.

Net income attributable to AOS for the quarter was approximately $3.3 million or 14 cents earnings per share, as compared to 8 cents earnings per share for the prior quarter and 9 cents loss per share for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 19 cents earnings per share as compared to 13 cents earnings per share for the prior quarter and 5 cents loss per share for the same quarter last year. Non-GAAP EPS excluded the effect of share-based compensation expenses.

We continue to generate positive cash flow. Cash flow from operations was $9.3 million for the September quarter compared to $13.8 million for the prior quarter and $7.8 million for the same quarter last year.

EBITDAS for the September quarter was $12.3 million compared to $10.3 million for the prior quarter and $6.9 million for the same quarter last year.

Moving on to the balance sheet.

We completed the September quarter with cash and cash equivalents balance of $118.8 million, including $20.5 million from our Chongqing Joint Venture, as compared to $87.8 million at the end of last quarter and $72.9 million a year ago. During the quarter, we received $33.0 million of capital contribution to the joint venture from the Chongqing funds.

Net trade receivables were $27.1 million, as compared to $26.6 million at the end of the last quarter and $37.2 million during the same quarter last year. Day Sales Outstanding for the quarter was 35 days compared to 37 days in the prior quarter.

Net inventory was $70.0 million at the quarter-end, up from $68.8 million for last quarter and from $62.0 million for the prior year. Average days in inventory were 83 days for the quarter compared to 86 days in the prior quarter.

Net Property, Plant and Equipment balance was $123.0 million, as compared to $116.1 million last quarter and $117.4 million for the prior year. Capital expenditures were $17.4 million for the quarter, including $5.4 million from AOS and $12 million from our Chongqing Joint Venture for land and equipment purchase. Currently Chongqing Joint Venture is in the process of negotiating design and construction contract.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer)

Our ongoing focus to execute our multi-year recovery plan is clearly demonstrating significant momentum in revenue growth and profitability. For the September quarter, AOS once again delivered outstanding results that exceeded the high end of our guidance range. Our quarterly revenue grew 6.5% sequentially and 19.6% year over year. The all-time record revenue of $97.4 million was attributable to the strength across the board in all market segments. Coupled with tight operational discipline, we posted non-GAAP earnings of $0.19 for the quarter.

What is driving the AOS turnaround is our product execution that is accelerating the revenue growth. One of the differentiating factors of our technologies is that they are complementary to one another and can be widely leveraged to many different applications. With our highly versatile technologies, we have been focusing on market-driven R&D initiatives to swiftly provide customers with tailored solutions. The hit rate of the new products has improved, and more potential customers are inviting us to their design discussions. The recent wins in new applications such as the Skylake, smartphone battery management and quick charger applications validate the strength of the core technology and our capability to penetrate into new markets.

Now, let me provide some commentary in each market segment. Starting with Computing segment: It represented 35.9% of the total revenue, and was up 8.1% quarter over quarter. The healthy growth was partially driven by accelerated Skylake ramp. Another growth driver in this segment was the shipment of the high performance products into graphics card. We expect to see a counter seasonal growth in the December quarter for our Computing segment as the Skylake ramp and the graphics card shipment continue to increase. According to third-party research, overall PC market has seen some growth as PC vendors are now rebuilding inventory with an improving outlook for the second half of the year. We remain cautious, and assume a modest market decline in the next year. Against this backdrop, our goal is to maintain, if not improve, the Computing business through SAM expansion and new customer acquisition.

Turning to Consumer: The revenue for the September quarter marked 28.1% of the total revenue, representing an increase of 6.5% sequentially. The increase in revenue mainly came from a major TV customer who aggressively ramped up their production to be ready for the holiday season. In addition, we also saw some pull-in from customers in preparation for the China Golden Week holidays in October. Taking into consideration rather muted overall TV market, we expect a more than seasonal decline in the December quarter as our customers try to digest their inventory. In this segment, we are trying to grow the business by increasing BOM content with 4K TVs and geographically expanding customer base beyond Korea and Japan.

Next, Power Supply and Industrial segment: It was 21.0% of the total revenue, and posted 2.5% sequential growth. We continued to see the broad-based strength across our products sold into power supply and industrial applications during the September quarter. In addition, the demand for our quick charger solutions remained strong. AOS’ tailored solutions that deliver benefits of reduced size with minimum wasted power are highly recognized by diverse customers. Based on the solid pipeline of this segment, we believe we can maintain a healthy revenue level in the December quarter despite of low seasonality.

Finally, Communications segment: The revenue was 11.8% of the total. With improved manufacturing capacity for the AlphaDFN product line, we were able to grow the business by 10.2% sequentially in the September quarter, after posting 18.6% sequential growth in the prior quarter. The steady demand for this product line gives us confidence that we can maintain revenue from smartphone battery management even during the low season.

In summary, we made a strong start to the fiscal 2017 with all-time record revenue for the quarter. I am pleased that our solid product execution and improved margin enabled us to deliver both revenue and the bottom line above the top end of guidance range.

We have been steadfastly approaching the target of our multi-year recovery plan. Tremendous effort was put into sharpening technology focus, streamlining the organization, winning and expanding business as well as tightening operational discipline. The journey was rather challenging, yet rewarding. We're excited that we achieved the revenue level from which we can further demonstrate our scalable business model in the coming years. We remain confident that all the hard work in the past few years has positioned us well to continue our growth into 2017 and beyond.

Yifan Liang: Guidance for the next quarter

As we look forward to the second quarter of fiscal year 2017, we expect:

•	Our December quarter’s revenue to be in the range of $91 million to $95 million.
•	GAAP gross margin is expected to be approximately 21.5% plus or minus 1%.
•	GAAP operating expenses are expected to be in the range of $18 million plus or minus $1 million.
•	Tax expenses are expected to be about $1.2 million to $1.4 million.
•	Loss attributable to non-controlling interest is expected to be around $1.1 million to $1.3 million.
•	Our share-based compensation should range from $1.2 million to $1.4 million.

As per our regular practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income (loss), tax expenses, net income (loss), noncontrolling interest and share-based compensation expenses, statements regarding market segments, diversification of products and new customers; expectation with respect to improvement in profit, our recovery progress and competitive position; the expected trend on revenue and sales for each segment of our serviceable market; the progress, outlook and commencement of construction of manufacturing facility in our joint venture with Chongqing funds; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products and ramp up of Skylake platform; seasonality fluctuation in customer demand; the execution of our business plan, and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the decline of the PC industry and our ability to respond to such decline, our ability to introduce or develop new and enhanced products that achieve market acceptance, the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, our ability to execute the joint venture successfully, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed by AOS on August 26, 2016. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.